EXHIBIT 99.1
[Diamond Resorts’ Letterhead]
July 18, 2008
Alan B. Levan
Chairman of the Board of Directors
Bluegreen Corporation
4960 Conference Way North
Suite 100
Boca Raton, Florida 33431
Dear Mr. Levan:
     Diamond Resorts International, a Nevada corporation (“DR”), has conducted a preliminary due diligence review of Bluegreen Corporation and its subsidiaries (collectively, the “Company”) by examining certain available documents. Based on its review of the Company to date and subject to satisfactory completion of additional due diligence, DR is pleased to provide you with this letter of intent regarding the proposed acquisition by DR of all of the issued and outstanding shares of capital stock of the Company at a price of $15.00 per share. Such price reflects a preliminary determination of value, including attribution of approximately $2.00 to $2.50 per share of value to the Bluegreen Communities segment of the Company’s business, made by DR based on its preliminary due diligence review, and does not necessarily reflect the price per share that may be offered, if any, by DR upon, and subject to, completion of its due diligence. DR is confident that it will be able to raise the financing necessary to consummate the proposed transaction.
     DR is prepared to immediately commence additional due diligence contemporaneously with its negotiation of a definitive agreement with the Company. However, prior to devoting the considerable resources necessary to complete a thorough due diligence investigation of the Company, DR requires that the Company provide DR with an exclusive right of negotiation through September 15, 2008. In this regard, attached hereto is a draft of an agreement containing customary exclusivity provisions (the “Exclusivity Agreement”). In addition, if we were to enter into a definitive agreement for DR to acquire the Company, we agree that such agreement will include a customary “go shop” provision for a publicly traded company, permitting the Company to actively seek transactions providing greater value to the Company’s stockholders.

Mr. Alan B. Levan
July 18, 2008

     Diamond Resorts International, formerly known as Sunterra Corporation and based in Las Vegas, Nevada, is one of the largest vacation ownership companies in the world with more than 5,500 team members and 110 branded and affiliated resorts in 14 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean and Europe.
     This Letter of Intent is a statement of mutual intention only and does not constitute a binding obligation by any party to the proposed transaction. Without limiting the foregoing, the failure of DR or the Company to enter into a definitive acquisition agreement shall not be construed as a breach of this Letter of Intent by or impose any liability upon any party hereto. A legally binding obligation with respect to the proposed transaction or any other matter herein contemplated (other than pursuant to the previously executed Confidentiality Agreement dated as of May 30, 2008 or the Exclusivity Agreement) will arise only upon execution and delivery of a definitive acquisition agreement (acceptable to each party hereto and within each party’s discretion), and then only on the terms and conditions contained therein.
     We look forward to working with you regarding the matters described above.

Very truly yours,
/s/ Stephen J. Cloobeck
Stephen J. Cloobeck
Chairman and Chief Executive Officer

Agreed and accepted this 21st day of July, 2008:

BLUEGREEN CORPORATION
By:	/s/ Alan B. Levan
	Name:	Alan B. Levan
	Title:	Chairman

[BLUEGREEN LETTERHEAD]
July 21, 2008
Diamond Resorts International
3745 Las Vegas Blvd., South
Las Vegas NV 89109
Attention: Stephen J. Cloobeck
Ladies and Gentlemen:
     This letter agreement, when countersigned by you in the space indicated below, sets forth the agreement of Bluegreen Corporation (the “Company”) with Diamond Resorts International (“Diamond”) as follows:
          1.     Diamond has provided the Company with a letter of intent expressing its interest in acquiring the Company pursuant to a negotiated transaction in which the Company’s stockholders would receive $15.00 in cash for their shares. As you are aware, DR and the Company have previously entered into a Confidential Mutual Non-Disclosure Agreement, dated as of May 30, 2008 (the “Confidentiality Agreement”). The Company recognizes that Diamond will devote substantial internal and external resources to conduct a thorough due diligence investigation of the Company, which resources Diamond would not devote in the absence of this agreement.
          2.     In consideration of the matters referred to in paragraph 1 hereof, the Company agrees that from and after the date hereof until the close of business, Las Vegas, Nevada time, on September 15, 2008 (the “Exclusivity Period”), neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), will, (i) directly or indirectly, initiate, encourage or solicit (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) relating to the Company, (ii) participate in any discussion with any third party regarding an Acquisition Proposal, or (iii) enter into any agreement or document contemplating or otherwise relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Company receives an unsolicited third party offer with respect to an Acquisition Proposal, the Company will promptly notify Diamond in writing of its receipt of such Acquisition Proposal and thereafter, if the Company’s Board of Directors determines in good faith that such Acquisition Proposal represents a bona fide superior offer to the transaction contemplated by Diamond in the letter of intent, then the Company’s Board of Directors may, upon written notice to Diamond, terminate the Exclusivity Period and the Company’s obligations of exclusivity provided for herein.
For purposes of this letter agreement, “Acquisition Proposal,” with respect to the Company, shall mean any proposal or offer for any of the following: (i) any direct or indirect acquisition or purchase of over 50% in fair market value of the consolidated July assets of the Company other than in the ordinary course of the Company’s business or of over 50% of the Company’s common stock, or (ii) any merger, consolidation, share exchange or acquisition, business combination, or other similar transaction which would result in the shareholders of the Company owning less than 50% of the capital stock of the combined or ongoing entity.

July 21, 2008

          3.     During the Exclusivity Period, Diamond shall review the information previously received by it, together with any other information that may be furnished to it by the Company and/or its representatives during the Exclusivity Period, to complete its due diligence investigation of the Company and negotiate a definitive agreement for the acquisition of the Company. Diamond shall provide the Company with such information regarding Diamond and its financial ability to consummate the transaction as the Company may reasonably request. The parties agree that neither party shall be under any obligation to enter into a definitive agreement.
          4.     Each party agrees that prior to any issuance of any press release or other public disclosure regarding the transaction it will provide the other party with a copy of such press release or other public disclosure and provide such other party with a reasonable opportunity to comment thereupon, but such other party’s consent shall not be required. Notwithstanding the foregoing, if at any time Diamond determines not to pursue a transaction involving the Company, it covenants and agrees that it shall make no public disclosure or discuss with any person the decision not to pursue any such transaction other than a limited statement that “Diamond has decided not to proceed with the proposed transaction with Bluegreen Corporation.”
          5.     If the Company breaches its obligations under paragraph 2 of this agreement or if this agreement is terminated by the Company following receipt of a superior offer, Diamond shall be entitled to the actual out-of-pocket expenses incurred by Diamond after the date hereof (including expenses of financing sources and other third parties which Diamond is obligated to reimburse) in connection with its due diligence investigation of the Company, which shall be its sole remedy.
          6.     For a period of two years after the date of this letter, neither Diamond nor any of its affiliates shall in any capacity, either separately, jointly or in association with others, directly or indirectly (i) employ or seek to employ any person who is an executive officer of the Company or any of its affiliates on the date hereof (each an “Executive”) or (ii) solicit, induce or attempt to solicit or induce, any Executive to terminate its relationship with the Company or any of its affiliates. It is understood and agreed that monetary damages would not be sufficient remedy for any breach of this Section 6 by Diamond, and the Company will be entitled to specific performance and injunctive relief as remedies for any such breach, and Diamond further agrees to waive any requirement for the posting of any bond in connection with such remedy. Such remedy shall not be deemed to be an exclusive remedy with respect to any breach of this Section 6, but shall be in addition to all other remedies available at law or in equity to the Company.

July 21, 2008

          7.     Except as set forth in Section 5, each party hereto shall be solely responsible for and shall pay and discharge all of the costs and expenses incurred by such party as a result of the matters set forth herein.
          8.     This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida.
          9.     Except as otherwise set forth herein, this letter agreement shall terminate and be of no further force and effect at the close of business, Las Vegas, Nevada time, on September 15, 2008; provided that a termination of this agreement shall not relieve any party for liability for breaches of this agreement prior to the termination hereof.
          10.     This letter agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same letter agreement.
* * *

July 21, 2008

     Please evidence your agreement to the foregoing by executing and returning the enclosed duplicate copy of this letter upon which this letter agreement shall become our mutually binding agreement.

Very truly yours, Bluegreen Corporation
By:	/s/ Alan B. Levan
	Name:	Alan B. Levan
	Title:	Chairman

Accepted and Agreed to
as of the date first written above:

Diamond Resorts International
By:	/s/ Stephen J. Cloobeck
	Name:	Stephen J. Cloobeck
	Title:	Chairman and Chief Executive Officer